WINSTAR*
                                                             Exhibit 99.1


          CONTACTS:
       Financial Community                               Press
       Michelle Davis                                    David Walker
       Manager of Investor Relations                     (212) 584-4089
       (212) 584-4053                                    dwalker@winstar.com


            WINSTAR TO RAISE $175 MILLION IN PREFERRED STOCK OFFERING

NEW YORK - DECEMBER 17, 1997, WINSTAR COMMUNICATIONS, INC.
(NASDAQ-WCII) announced today it has signed a purchase agreement with two investment banks to raise $175 million through a Rule 144A institutional private placement of Senior Cumulative Exchangeable Preferred Stock. The company will use the proceeds of this offering, which is expected to close on December 22, to fund acquisitions, for working capital and general corporate purposes. The Exchangeable Preferred Stock is not convertible and there is no common equity associated with this offering.

The Exchangeable Preferred Stock carries an annual dividend rate of 14.25% and must be redeemed by the company in 2007. Dividends will accrue and compound semiannually, but will not be payable in cash until the company's outstanding debt is repaid. If the company does not make cash payments of dividends beginning December 15, 2002, the annual dividend rate will increase to 15.75%. WinStar may redeem the entire issue of Exchangeable Preferred Stock at a premium on or after December 15, 2002. In addition, subsequent to the company's repayment of its outstanding debt, the company may exchange all Exchangeable Preferred Stock for 14.25% Senior Subordinated Deferred Interest Notes due 2007.

The Exchangeable Preferred Stock will not be, and has not been, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

WinStar Communications, Inc. is a national local communications company, serving business customers, long-distance carriers, fiber-based competitive access providers, mobile communications companies, local telephone companies, and other customers with broadband local communications needs. The company provides its Wireless Fiber(sm) services using its licenses in the 38 GHz spectrum. The company also provides long-distance, Internet and information services.

WinStar is a registered trademark and Wireless Fiber is a service mark of WinStar Communications, Inc.


                           WinStar Communications Inc.
                 230 Park Avenue, Suite 2700, New York, NY 10159
                        Tel 212 584-4000 Fax 212 867 1565
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